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                                                                    Exhibit 99.2

FOR FURTHER INFORMATION:


Suzanne C. Shirley
Vice President--Investor & Public Relations
(714) 751-7400
or
Sitrick & Co.
Michael Kolbenschlag
(310) 788-2850


                    ARV ASSISTED LIVING FILES SUIT TO ENJOIN
                    THE CLOSING OF KAPSON/ATRIA TRANSACTION


COSTA MESA, CA, May 13, 1998 - ARV Assisted Living, Inc. (AMEX: SRS) announced today that it has filed a lawsuit in the Superior Court for the State of California, County of Orange, seeking to enjoin Kapson Senior Quarters Corp., a controlled affiliate of Lazard Freres Real Estate Investors LLC ("LFREI") from acquiring Atria Communities (OTC: ATRC) in a transaction valued at approximately $750 million. Atria, based in Louisville, Kentucky, is also named as a defendant in the suit, as are three LFREI representatives on ARV's Board of Directors.

         In addition to a request that ARV be awarded compensatory and punitive damages, the lawsuit seeks to obtain preliminary and permanent injunctions to prevent LFREI from breaching or continuing to breach its contractual and fiduciary duties to ARV by acquiring Atria, through Kapson, without first offering ARV the opportunity to be the acquiring party and without obtaining ARV's consent to allow LFREI to make the acquisition should ARV choose not to pursue it.

         LFREI's contractual obligations to ARV arise out of agreements entered as part of a strategic alliance formed between the two companies in 1997 to enhance ARV's ability to pursue its plans for growth by combining ARV's management experience with LFREI's access to capital. Under these agreements, LFREI and its controlled affiliates are prohibited from owning any equity interest in any assisted living company in the United States, other than ARV, without the consent of 75% of the members of ARV's Board of Directors who are not nominees of LFREI. In September 1997, these directors gave ARV's consent to allow LFREI to acquire Kapson. Now that LFREI owns Kapson, these agreements prohibit acquisitions of assisted living companies by either company. These agreements also provide ARV with a right of first offer to purchase, lease or manage any new developments or acquisitions proposed by Kapson.

         LFREI's fiduciary duties to ARV arise out of LFREI's nomination, pursuant to the strategic alliance, of three of the nine members of ARV's Board. LFREI and its director nominees each owe ARV a duty of loyalty that requires LFREI to offer ARV the chance to acquire Atria before LFREI appropriates that opportunity for itself.

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         According to ARV Chairman and Chief Executive Officer Howard G.
Phanstiel, "LFREI has completely disregarded its obligations to ARV. LFREI identified and negotiated the opportunity to acquire Atria, then chose to have Kapson rather than ARV enter into a definitive agreement to acquire Atria because, in their own words, LFREI owned 100 percent of Kapson and slightly less than 50 percent of ARV. LFREI never presented this opportunity to ARV and refused to provide ARV with sufficient information about the acquisition to allow the members of our Board to exercise their fiduciary duties and to consider whether ARV would be interested in pursuing Atria for its own account. Despite repeated requests from ARV, LFREI also repudiated its obligations to obtain the consent of ARV's directors before making the acquisition."

         The lawsuit also seeks to enforce rights ARV obtained as part of the strategic alliance with LFREI with respect to existing Kapson facilities. When ARV consented to LFREI's acquisition of Kapson, the two companies signed a letter agreement that was designed to make available to ARV's shareholders some of the potential benefits of the Kapson acquisition. Thus, under its agreement with ARV, LFREI is obligated to negotiate in good faith with ARV to identify commercially reasonable terms on which ARV will lease or manage the existing Kapson facilities. However, since acquiring Kapson, LFREI has failed to negotiate in good faith. LFREI instead proposed lease terms that are commercially unreasonable and refused to accept lease terms proposed by ARV. LFREI also refused to accept ARV's proposal to manage the existing Kapson properties at below market rates. The only proposals LFREI has made to ARV are proposals that would be dilutive to ARV's earnings and are thus not in the best interests of ARV's shareholders. In its lawsuit, ARV seeks both injunctive relief and damages for LFREI's breach of its contractual obligations.

         LFREI is an affiliate of the New York investment bank Lazard Freres & Co. LLC.

         Founded in 1980, ARV is one of the largest operators of assisted living communities in the nation, currently operating 58 facilities containing approximately 7,468 units in 10 states. The Company has four communities comprising 504 units under construction in California, Florida, Massachusetts and Nevada, and is also under contract to purchase interests in an additional six senior housing communities located in California containing approximately 1,000 units.


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